Exhibit 19.1

GLOBAL INDEMNITY GROUP, LLC

Insider Trading Policy

1. Purpose

This Insider Trading Policy (“Policy”) is intended to (i) prevent trading in securities of Global Indemnity Group, LLC (together with its subsidiaries, the “Company”) by any director, officer, or employee of the Company (“Global Personnel”), including Global Personnel’s household and immediate family members (together with Global Personnel, “Insiders”), who is aware of material, non-public information concerning the Company and (ii) establish guidelines for purchases and sales of the Company’s securities by directors, officers, and employees. This Policy applies to all Global Personnel.

It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.

The Company has adopted this Policy to help ensure compliance with federal and state securities laws as well as to avoid inadvertent violations and even the appearance of impropriety on the part of anyone employed by or associated with the Company. Prosecution, or even an investigation, under federal or state securities laws could harm the Company’s reputation for high standards of integrity and ethical conduct.

2. Legal Background; Enforcement

United States federal and state securities laws govern the use and public disclosure of corporate inside information (also referred to herein as “material, non-public information”). The purpose of such laws is to assure that all persons trading in a company’s securities have equal access to all “material” information about that company.

In general, it is a violation of federal securities laws for any person who is aware of material, non-public information concerning a company to (i) buy or sell securities of such company or (ii) provide other people with such information or to recommend that they buy or sell securities of such company (this activity is called “tipping”). In the latter case, both the person who “tips” and the person who receives the information may be held liable for insider trading violations.

Securities violations are subject to strict enforcement proceedings and may result in stringent criminal and civil penalties for the individuals and the Company. The Company and its executive officers and directors also may be liable for insider trading violations by the Company’s personnel if they do not take appropriate steps to prevent such violations. Moreover, an employee or officer who violates this Policy is subject to disciplinary action by the Company, up to and including dismissal for cause.

3. Policy

Prohibition of Insider Trading

Trading in the Company’s Securities. No director, officer, or employee shall place a purchase or sale order, or recommend that another person place a purchase or sale order, in the Company’s securities when he or she is aware of material, non-public information concerning the Company. Each director, officer, and employee aware of material, non-public information shall refrain from trading or recommending that others trade until the information has been disseminated to the general public in such a fashion that investors have had a reasonable opportunity to assess and evaluate it. Although there is no fixed period for how long it takes for information to have been adequately absorbed by the marketplace, out of prudence, a person in possession of material, non-public information should refrain from any trading activity for two full trading days after its

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official release by the Company. It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is non-public, unless you can point to the official release of that information by the Company, such as in a public filing with the Securities and Exchange Commission (“SEC”).

In addition, as discussed below, the Company prohibits directors, officers, and employees from purchasing the Company’s securities on margin and from holding the Company’s securities in margin accounts. The Company also prohibits directors, officers, and employees from engaging in short sales of the Company’s securities or trading in any derivative securities (including, but not limited to put and call options) to buy or sell Company securities.

Speculation. The Company discourages directors, officers, and employees from speculating in the Company’s securities. The Company does encourage directors, officers, and employees to invest in the Company’s securities, but investing means buying to share in the long-term growth of the Company; it does not mean short-term speculation based on fluctuations in the market. The Company recommends that personnel plan to hold any of the Company’s securities purchased in the open market for at least six months. (The directors and executive officers of the Company are subject to the federal short swing profit rules.)

Trading in Other Securities. No director, officer, or employee shall place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities (including related derivative securities, such as put or call options) of certain other entities (such as collaborators, customers, vendors, suppliers and other business partners of the Company) if the director, officer, or employee learns in the course of his or her position with the Company material, non-public information about such other company. For example, it would be a violation of this Policy, and of federal law, if an employee learned through Company sources that the Company intended to purchase assets from another company, and then bought or sold stock in that other company because of the likely increase or decrease in the value of its securities.

Confidentiality

No director, officer, or employee of the Company who acquires material, non-public information relating to the Company or the affairs of the Company shall communicate or provide such information to any other person (including family members or friends) except to the extent that such person has a need to know the information for legitimate Company-related reasons.

You may be subject to the insider trading penalties described above and/or disciplinary action by the Company for disclosing material, non-public information to persons who then purchase or sell the Company’s securities, whether or not you personally derived benefits from the trade.

This policy does not mean that ordinary business disclosure cannot or should not be made in the course of conducting business on behalf of the Company. However, the distinction between ordinary business disclosure and disclosure of material, non-public information is sometimes not clear. You should, in close cases, consult with the Company’s general counsel or, if at any time the Company does not have a general counsel, the Company’s Legal Department (the “Legal Department”). It is, of course, a corporate decision whether and when to make public disclosure of material information concerning the Company. These decisions will be made based upon judgments by senior management that take into account business objectives and relevant legal rules as to when a duty to disclose may arise. See the Company’s Code of Business Conduct and Ethics for additional information on your obligations to maintain the confidentiality of the Company’s information.

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Trading Windows

Window Period. The two-week period (the “window period”) beginning on the third trading day after quarter-end information is released to the public by the Company is generally considered an open trading window. There is no guarantee, however, that you will be able to trade during this window period; directors, officers, and employees must, even during this two-week window period, consider whether they are aware of material, non-public information that will preclude trading during this period.

Blackout Period. Because of their access to confidential information on a regular basis and to avoid the appearance of trading on material, non-public information, all directors and all officers of the Company and their assistants and any other employees designated from time to time by senior management (collectively, the “Blackout Group”) shall be subject to the following restrictions on trading in the Company’s securities:

• An individual in the Blackout Group may not trade the Company’s securities during a blackout period (the “Blackout Period”) beginning on the fifteenth day of the last month of any fiscal quarter and continuing until the third trading day after the Company issues a press release reporting its financial results for the quarter.

• No trades, including private transfers and gifts, may be made by members of the Blackout Group within the Blackout Period; provided, however, that:

(i)
A member of the Blackout Group may effect a trade within a Blackout Period due to reasons of exceptional personal hardship - subject to prior review and clearance of the Legal Department; and,

(ii)
Members of the Blackout Group may effect a trade within a Blackout Period if the transaction is conducted pursuant to a previously established contract, plan or instruction that satisfies the requirements of SEC Rule 10b5-1, and then so long as the contract, plan or instruction otherwise complies with all policies and procedures established by the Company and has been acknowledged in advance by the Legal Department. Note that the Company and the Company’s officers, employees or other representatives will in no event be deemed, by their approval of an individual’s plan, to have represented that the plan complies with Rule 10b5-1 or to have assumed liability or responsibility to the individual or any other party if the plan does not comply with Rule 10b5-1.

• Individuals in the Blackout Group are also subject to the general policy regarding prohibition of insider trading applicable to all directors, officers, and employees set forth above.

• For all individuals in the Blackout Group, this Policy continues in effect until the opening of the first window period after termination of employment or other relationship with the Company, except that the pre-clearance requirements set forth above continue to apply to all officers and directors for six months after their termination of their status as members of the Blackout Group.

• Directors and officers shall promptly (and, in any event, within one business day) notify the Legal Department of any trading of the Company’s securities that is required to be reported under Section 16(a) of the Securities Exchange Act of 1934.

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Pre-Clearance. With respect to any proposed trade of the Company’s securities, members of the Company’s Board of Directors, the Chief Executive Officer, the Chief Financial Officer, and any other officer designated by the Company’s Board of Directors from time to time (collectively referred to as “Trader”), shall, no later than two business days prior to such proposed trade, provide notification to the Legal Department of such proposed trade on a form provided by the Legal Department (the “Notification Form”). Upon receiving the Notification Form, the Legal Department shall notify the Chairman, the Chief Executive Officer and the Chief Financial Officer of such proposed trade and provide a copy of the Notification Form signed by the Trader to them. Such notice shall not apply to the Certain Exceptions as listed below.

The Trader shall not make the proposed trade unless and until he or she receives notice from the Legal Department approving the Trade.

As to the directors only, these notification and approval requirements shall apply both while serving on the Board and until the completion of twelve calendar months after such Board service ends. Compliance with these requirements eliminates the need to obtain separate prior clearance from the Legal Department.

Certain Exceptions

The prohibition on trading in the Company’s securities set forth above does not apply to:

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Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime.

•
The exercise of stock options for cash under our stock plans; however, the sale of any such stock acquired upon such exercise, including as part of a cashless exercise of an option, is subject to this Policy.

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The exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements.

•
The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company.

•
The purchase of shares through the Company’s 401(k) plan through regular payroll deductions; however, the sale of any such shares and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the shares fund is subject to this Policy.

•
The purchase of shares through the Company’s employee stock purchase plan; however, the sale of any such shares and changing instructions regarding the level of withholding contributions which are used to purchase shares is subject to this Policy.

10b5-1 Plans/Margin Accounts and Pledges/Short Sales

10b5-1 Trading Plans. A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow, that complies with the requirements of SEC Rule 10b5-1. A 10b5-1 trading plan can only be established when you do not possess material, non-public

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information. Therefore, Insiders cannot enter into these plans at any time when in possession of material, non-public information and, in addition, members of the Blackout Group may not enter into these plans during a Blackout Period. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.

SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5 if your trade was made under a 10b5-1 trading plan that you entered into in good faith when you were not aware of material, non-public information and that otherwise complies with the requirements of Rule 10b5-1. The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before proceeding.

Each Insider must pre-clear with the Legal Department its proposed 10b5-1 trading plan prior to the establishment of such plan. All such plans must comply with the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans) and the Company reserves the right to withhold pre-clearance of any 10b5-1 trading plan that the Company determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.

If you enter into a 10b5-1 trading plan, your 10b5-1 trading plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Transactions that occur at times shortly before we announce material news, even if executed in accordance with a properly formulated 10b5-1 trading plan, could result in negative publicity for you and the Company and SEC investigation.

For Insiders, any modification of a pre-approved 10b5-1 trading plan requires pre-approval by the Legal Department. Such modification must occur before you become aware of any material, non-public information and must comply with the requirements of the rules regarding 10b5-1 trading plans and, if you are subject to window period restrictions, during a window period. You should understand that frequent modifications or terminations of a 10b5-1 trading plan may call into question your good faith in entering into the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Finally, if you are in the Blackout Group, 10b5-1 trading plans require special care. Because in a 10b5-1 trading plan you can specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for the Blackout Group, you must arrange with your broker to notify the Company of all trades under the 10b5-1 trading plan in sufficient time to permit the Company to timely file all required filings under the SEC rules.

Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of material, non-public information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the

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insider trading rules if made at a time when you are aware of material, non-public information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.

Therefore, no Global Personnel, whether or not in possession of material, non-public information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan.

No Short Sales or Speculative Transactions. No Global Personnel, whether or not he or she possesses material, non-public information, may trade in options, warrants, puts and calls or similar instruments on the Company’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery). Such activities may put the personal gain of the Global Personnel in conflict with the best interests of the Company and its securityholders or otherwise give the appearance of impropriety.

No Hedging Transactions. Global Personnel may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to such director, officer or other employee no longer having the same objectives as the Company’s other shareholders.

Reporting Obligation

Global Personnel have an obligation to be alert to situations where persons within the Company may not be observing the laws against insider trading. Liability could be imposed where an executive officer knew or recklessly disregarded facts that another person was likely to engage in illegal conduct and failed to take appropriate steps to prevent such violations. If you have knowledge of facts that suggest a possible violation of securities laws, you should report such information as provided by the Company’s Code of Business Conduct and Ethics.

Annual Compliance Certificate

Directors, officers, and employees must sign an undertaking upon first receipt of this Policy and thereafter agree on an annual basis to continue to comply with this Policy.

4. Definitions

Material. Material information is any information that a reasonable investor would consider important in deciding whether to buy, hold, or sell securities. In short, material information includes any information (positive or negative) that could reasonably be expected to affect the price of the Company’s securities. Employees should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.

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Examples of information frequently regarded as material include:

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financial results, forecasts, and other similar information;
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possible mergers, acquisitions, dispositions, or joint ventures;
•
information concerning proposed financings, important product developments, management changes, major litigation developments, restructuring or layoffs, changes in auditors, and major changes in business or strategic direction;
•
dividend information; or
•
a significant disruption in the company’s operations or loss, breach or unauthorized access of its property or assets, including its information technology infrastructure.

This list illustrates the types of occurrences that would ordinarily involve material information but it is not all-inclusive. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Courts often resolve close cases in favor of finding the information material. Therefore, you should err on the side of caution. Global Personnel should keep in mind that the SEC’s rules and regulations provide that the mere fact that a person is aware of material, non-public information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information. If there is any reasonable question about whether information is material, you should treat that information as being material.

Non-Public Information. Information is considered non-public unless it has been adequately disclosed to the public and sufficient time has passed for the securities markets to digest the information. Examples of effective disclosure include the Company’s public filings with the SEC and the issuance of Company press releases. The information disseminated must be some form of “official” announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient even when the information is accurate. As discussed above, any person in possession of material, non-public information should refrain from trading activity for two full trading days following the release of the information by the Company.

Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.

Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including gifts, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.

5. Potential Criminal And Civil Liability And/Or Disciplinary Action

Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in securities during the window periods and outside of any suspension periods should not be considered a “safe harbor.” We remind you that, whether or not during a window period, you may not trade securities while aware of material, non-public information.

Controlling Persons. The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with

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respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy.

6. Twenty-Twenty Hindsight

If your securities transactions become the subject of scrutiny, they are likely to be viewed after the fact with the benefit of hindsight. Thus, you are strongly encouraged to be conservative when making judgments as to whether you are in possession of material, non-public information. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

7. Other Related Laws and Policies

Securities trading and other activities may be subject to other restrictions and obligations under Section 16 of the Securities Exchange Act of 1934, as amended, Rule 144 under the Securities Act of 1933, as amended, and the Company’s Corporate Communications Policy.

8. Interpretation/Compliance

Any questions concerning this Policy or its applicability to specific circumstances or transactions, including decisions on whether information is material or has been adequately disclosed to the public, should be directed to the Legal Department.

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